Exhibit 5.1; Opinion of David S. Hunt, Esq. regarding legality of the Common Stock being registered.

Law Office of David S. Hunt
66 Exchange Place

Salt Lake City, UT 84111
Tel. 801-355-7878
Fax. 801-906-6164

January 11, 2006

Board of Directors
FACE PRINT GLOBAL SOLUTIONS, INC.
Fresno, California

Re: Registration Statement on Form S-8 of Shares of Common Stock of Face Print Global Solutions, Inc.

Dear Sirs,

I have acted as counsel to Face Print Global Solutions, Inc. (the "Company") in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended ("the Act"), which you are filing with the Securities and Exchange Commission with respect to 3,000,000 shares of Common Stock which may be issued pursuant to a resolution of the Board of Directors authorizing such issuance for the purpose of the compensation of Directors, Officers, and outside consultants.

I have examined the Registration Statement and such documents and records of the Company, as I have deemed relevant and necessary for the purpose of this opinion. In giving this opinion, I am assuming the authenticity of all instruments presented to me as originals, the conformity with originals of all instruments presented to me as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, I am of the opinion that any shares that may be issued pursuant to the plan have been duly authorized and that, upon the due execution by the Company and the registration by its registrar of such shares, the sale thereof by the Company in accordance with the terms of the plan and the receipt of consideration therefor in accordance with the terms of the plan, such shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ David S. Hunt

David S. Hunt